Exhibit 99.1

Marvell Technology Group Ltd. Files Financial Report for Q1 Fiscal 2008

Santa Clara, California (July 9, 2007) — Marvell Technology Group Ltd. (NASDAQ: MRVL) today announced that it has completed and filed with the SEC its previously delayed Quarterly Report on Form 10-Q for the quarter ended April 28, 2007.  As previously disclosed, the Company's filing was delayed as a result of an internal review conducted by a special committee of the Company’s Board of Directors relating to the Company’s historical stock option practices and related accounting matters.

Additional Information

Marvell today filed a Current Report on Form 8-K that incorporates this press release and also provides, in addition to the Company's quarterly financial results for each of the quarters of Fiscal 2007 and 2006 and the first quarter of Fiscal 2008, under generally accepted accounting principles (GAAP), reconciliations of GAAP net income and net income per share to non-GAAP net income and net income per share for each of those quarters. Marvell management believes the non-GAAP information is useful because it can enhance the understanding of its ongoing economic performance and Marvell therefore uses non-GAAP reporting internally to evaluate and manage its operations.  Marvell has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how the Company analyzes its operating results internally.  Management also believes that these non-GAAP financial measures may be used to facilitate comparisons of our results with that of other companies in our industry.  Please refer to the Form 8-K filed today, which is available on the SEC’s website at www.sec.gov or on the Investors section of Marvell’s website at www.marvell.com.

About Marvell

Marvell (NASDAQ: MRVL) is a leader in storage, communications and consumer silicon solutions.  The Company’s diverse product portfolio includes switching, transceiver, communications controller, wireless, and storage solutions that power the entire communications infrastructure, including enterprise, metro, home, and storage networking.  As used in this release, the terms “Company” and “Marvell” refer to Marvell Technology Group Ltd. and its subsidiaries, including Marvell Semiconductor, Inc. (MSI), Marvell Asia Pte Ltd (MAPL), Marvell Japan K.K., Marvell Taiwan Ltd., Marvell International Ltd. (MIL), Marvell U.K. Limited, Marvell Semiconductor Israel Ltd. (MSIL), Marvell Software Solutions Israel Ltd., and Marvell Semiconductor Germany GmbH.  MSI is headquartered in Santa Clara, Calif., and designs, develops and markets products on behalf of MIL and MAPL.  MSI may be contacted at (408) 222-2500 or at www.marvell.com.

Marvell® and the Marvell logo are trademarks of Marvell.